                                                                  Exhibit 99.1



                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                              FINANCIAL STATEMENTS

                                       and

                              REPORT OF INDEPENDENT

                          CERTIFIED PUBLIC ACCOUNTANTS

                             March 31, 1998 and 1997

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                              FINANCIAL STATEMENTS

                                       and

                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

                             March 31, 1998 and 1997

                                    CONTENTS

                                                                            Page
                                                                            ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                            1

FINANCIAL STATEMENTS

     Consolidated Statements of Financial Condition                           2
     Consolidated Statements of Operations                                    3
     Consolidated Statements of Changes in Stockholders' Equity               4
     Consolidated Statements of Cash Flows                                    5
     Notes to Consolidated Financial Statements                            6-23


                           HARVAZINSKI & MONTANYE, LLP

                          Certified Public Accountants
                                Albany, New York

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Landmark Financial Corp. and Subsidiary

         We have audited the accompanying consolidated statements of financial condition of Landmark Financial Corp. (the Company) and subsidiary as of March 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Landmark Financial Corp. and subsidiary as of March 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                         HARVAZINSKI & MONTANYE, LLP


Albany, New York
May 14, 1998

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                                                March 31,
                                                                          1998            1997
                                                                      -----------      -----------
                             ASSETS
Cash (including interest bearing deposits
     $1,490,000, 1998; $120,000, 1997)                                $  1,530,236     $    709,458
Trading account securities                                                    --             69,324
Mortgage-backed securities, held-to-maturity                                74,080          257,096
Investment securities

     Securities held-to-maturity                                              --            200,000
     Securities available-for-sale                                       1,103,916          397,793
Loans receivable, net                                                   13,640,142        9,392,212
Investments required by law -stock in Federal Home Loan
     Bank of New York, at cost                                              87,400           58,500
Accrued interest receivable                                                 86,143           38,630
Premises and equipment, net of accumulated depreciation                    197,234          155,379
Deferred tax asset                                                           7,100            7,100
Other assets                                                                84,787           40,309
                                                                      ------------     ------------

              Total Assets                                            $ 16,811,038     $ 11,325,801
                                                                      ------------     ------------
                                                                      ------------     ------------

     LIABILITIES AND STOCKHOLDES' EQUITY

LIABILITIES

     Accounts payable                                                 $      3,851     $      7,920
     Deposits                                                           14,628,856       10,237,301
     Advance payments by borrowers for property taxes and
         insurance                                                          97,453          107,277
     Other liabilities                                                      21,523           18,397
                                                                      ------------     ------------
         Total liabilities                                              14,751,683       10,370,895
                                                                      ------------     ------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

     Preferred stock of $.10 par value; 100,000 shares authorized,
         none issued                                                          --               --
     Common stock of $.10 par value; 900,000 shares authorized;
         152,000 and -0- shares issued and outstanding in 1998 and
         1997, respectively                                                 15,200             --
     Additional paid-in capital                                          1,192,833             --
     Retained earnings, substantially restricted                           963,752          956,285
     Unrealized gain (loss) on securities available-for-sale,
         net of applicable deferred income taxes                             5,036           (1,379)
     Unearned ESOP shares                                                 (117,466)            --
                                                                      ------------     ------------
                                                                         2,059,355          954,906
                                                                      ------------     ------------
              Total Liabilities and Stockholders' Equity              $ 16,811,038     $ 11,325,801
                                                                      ------------     ------------
                                                                      ------------     ------------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           Years Ended
                                                                            March 31,
                                                                        1998          1997
                                                                     ----------    ----------
INTEREST INCOME
     Loans receivable
         First mortgage loans                                        $  742,948    $  545,030
         Other loans                                                    431,341        39,932
     Investment securities and interest bearing deposits                118,617       103,398
                                                                     ----------    ----------
           Total interest income                                      1,292,906       688,360

INTEREST EXPENSE

     Interest on deposits                                               725,988       326,607
                                                                     ----------    ----------
              Net interest income                                       566,918       361,753

PROVISION FOR LOAN LOSSES                                                12,000        78,000
                                                                     ----------    ----------
              Net interest income after provision for loan losses       554,918       283,753
                                                                     ----------    ----------
NONINTEREST INCOME

     Loan fees and service charges                                       28,559        28,779
     Trading account gain on FREDDIE MAC stock                           12,411        67,056
     Other noninterest income                                            26,796          --
                                                                     ----------    ----------
           Total noninterest income                                      67,766        95,835
                                                                     ----------    ----------
NONINTEREST EXPENSE

     General and administrative expenses

         Compensation, payroll taxes and fringe benefits                303,150       184,154
         Advertising and business promotion                               9,156         6,030
         Building occupancy and equipment expenses,
           including depreciation                                        37,695        34,086
         Federal insurance premiums                                       8,121        55,256
         Data processing expenses                                        36,804        22,672
         Other operating expenses                                       215,046       131,862
                                                                     ----------    ----------
           Total noninterest expense                                    609,972       434,060
                                                                     ----------    ----------
              Income (loss) before income taxes                          12,712       (54,472)

PROVISION FOR INCOME TAX EXPENSE (BENEFIT)                                5,245       (18,400)
                                                                     ----------    ----------
              Net income (loss)                                      $    7,467    $  (36,072)
                                                                     ----------    ----------
                                                                     ----------    ----------
NET INCOME PER COMMON SHARE
     Basic                                                           $      .05    $       --
                                                                     ----------    ----------
                                                                     ----------    ----------
     Diluted                                                         $      .05    $       --
                                                                     ----------    ----------
                                                                     ----------    ----------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY

                       Years Ended March 31, 1998 and 1997



                                                                                     Unrealized
                                                                                     gain (loss)
                                                                                    on securities
                                                                                      available-
                                                                                     for-sale, net
                                      Common stock       Additional                  of applicable   Unearned         Total
                                  -------------------     paid-in       Retained       deferred        ESOP        Stockholders'
                                  Shares      Amounts     Capital       Earnings      Income Taxes    Shares          Equity
                                  -------  -----------  -----------    -----------    -----------   -----------     -----------
BALANCES AT
     March 31, 1996                  --    $      --    $      --      $   992,357   $    38,907   $      --       $ 1,031,264

Net income (loss)                    --           --           --          (36,072)         --            --           (36,072)

Change in unrealized
     gain (loss) on
     securities available
     for-sale, net of
     applicable deferred
     income taxes                    --           --           --             --         (40,286)         --           (40,286)
                                  -------  -----------  -----------    -----------   -----------   -----------     -----------
BALANCES AT
     March 31, 1997                  --           --           --          956,285        (1,379)         --           954,906

Net income                           --           --           --            7,467          --            --             7,467

Sale of common stock,
     net of issuance costs        152,000       15,200    1,192,833           --            --            --         1,208,033

Unearned ESOP shares                 --           --           --             --            --        (121,600)       (121,600)

ESOP shares earned                   --           --           --             --            --           4,134           4,134

Change in unrealized
     gain (loss) on
     securities available-
     for-sale, net of
     applicable deferred
     income taxes                    --           --           --             --           6,415          --             6,415
                                  -------  -----------  -----------    -----------   -----------   -----------     -----------
BALANCES AT
     March 31, 1998               152,000  $    15,200  $ 1,192,833    $   963,752   $     5,036   $  (117,466)    $ 2,059,355
                                  -------  -----------  -----------    -----------   -----------   -----------     -----------
                                  -------  -----------  -----------    -----------   -----------   -----------     -----------


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     Years Ended
                                                                                      March 31,
                                                                                 1998             1997
                                                                              -----------     -----------
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES

     Net income (loss)                                                        $     7,467     $   (36,072)

     Adjustments to reconcile net income to net cash provided by (used in)
      operating activities
         Depreciation                                                              18,456          11,570
         Amortization (accretion), net                                              2,066           2,755
         Provision for loan losses                                                 12,000          78,000
         Deferred income taxes                                                       --           (18,900)
         Allocation of ESOP shares                                                  4,134            --
         Decrease (increase) in
              Accrued interest receivable                                         (47,513)        (19,343)
              Trading account securities                                           69,324         (69,324)
              Other assets                                                        (44,478)        (30,601)
         Increase (decrease) in
              Accounts payable                                                     (4,069)          5,581
              Other liabilities                                                     3,126          17,843
                                                                              -----------     -----------
                                                                                   20,513         (58,491)
                                                                              -----------     -----------
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES

     Net increase in loans receivable                                          (4,259,930)     (3,942,580)
     Proceeds from sale of investments required by law - FHLB stock                  --             5,700
     Purchases of available-for-sale securities                                  (701,774)       (399,063)
     Proceeds from principal repayments of mortgage-backed securities              47,483          82,618
     Purchase of premises and equipment                                           (60,311)       (113,407)
     Purchase of investments required by law - FHLB stock                         (28,900)           --
     Proceeds from maturity of held-to-maturity securities                        200,000            --
     Proceeds from sale of held-to-maturity securities                            135,533            --
                                                                              -----------     -----------
                                                                               (4,667,899)     (4,366,732)
                                                                              -----------     -----------
CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES

     Net increase in deposits                                                   4,391,555       3,772,228
     Proceeds from issuance of common stock, net of issuance costs              1,086,433            --
     Increase (decrease) in advances from borrowing taxes and insurance            (9,824)         11,880
                                                                              -----------     -----------
                                                                                5,468,164       3,784,108
                                                                              -----------     -----------
              Net increase (decrease) in cash                                     820,778        (641,115)

CASH, beginning of year                                                           709,458       1,350,573
                                                                              -----------     -----------
CASH, end of year                                                             $ 1,530,236     $   709,458
                                                                              -----------     -----------
                                                                              -----------     -----------

SUPPLEMENTAL DISCLOSURES:
     Cash paid for:
         Income taxes                                                         $    17,350     $    17,140
                                                                              -----------     -----------
                                                                              -----------     -----------
         Interest                                                             $   725,988     $   326,607
                                                                              -----------     -----------
                                                                              -----------     -----------
     Increase (decrease) on unrealized gain
         on securities available-for-sale                                     $     6,415     $   (40,286)
                                                                              -----------     -----------
                                                                              -----------     -----------



The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             March 31, 1998 and 1997



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     1.  Organization

     On November 13, 1997, Landmark Community Bank (the Bank) converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, at which time all of the capital stock of the converted bank was acquired by Landmark Financial Corp. (the Company), a Delaware Corporation. The Company was organized to acquire all of the stock issued by the Bank upon consummation of the stock conversion. Prior to November 13, 1997, the Company had no assets or liabilities and had not engaged in any business other than as necessary to complete its organization and the conversion. On November 13, 1997, in connection with the stock conversion, the Company issued and sold 152,000 shares of its common stock, par value, $0.10 per share, in a subscription and community offering to the Company's Employee Stock Ownership Plan (ESOP), the Bank's members and the general public. Total net proceeds of the subscription and community offering, after conversion expenses of approximately $311,967, were approximately $1,208,033. The transaction was accounted for in a manner similar to a pooling-of-interests method. Accordingly, the accounting basis for assets, liabilities and equity accounts remained the same as prior to the conversion.

     The only business of the Company is the ownership of the Bank. The Bank provides a variety of financial services to the greater Canajoharie, New York area. The Bank's primary sources of revenue are single-family residential mortgages and consumer loans.

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

     2.  Basis of Consolidation

     The consolidated financial statements include the accounts of the Landmark Financial Corp. (the Company) and its wholly-owned subsidiary Landmark Community Bank (the Bank). Amounts for 1997 are those of the Bank. All material intercompany balances have been eliminated in consolidation.

     3.  Cash and Time Deposits

     Cash is defined to include all checking and demand deposits, as well as certificates of deposit with an original maturity when purchased of three months or less. Time deposits include certificates of deposit with an original maturity in excess of three months.

     The Company maintains cash and time deposits at one financial institution in Canajoharie, New York, totaling $249,170 at March 31, 1998. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

     4.  Investment Securities

     Trading Securities: Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in noninterest income.

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            March 31, 1998 and 1997

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     4.  Investment Securities - continued

     Securities Held-to-Maturity: Government and Federal agency securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using the interest method over the period to maturity. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

     Securities Available-for-Sale: Available-for-sale securities consist of investment securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using the interest method over the period of maturity.

     Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. The Company recognized no write downs in 1998 or 1997.

     5.  Loans Receivable

     Loans are stated at unpaid principal balances, less the allowance for loan losses.

     On April 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, Accounting for Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. The Statements provide guidance in defining and measuring loan impairment. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts of principal and interest under the original terms of the agreement. Accordingly, the Company measures all nonaccrual and restricted commercial real estate and commercial loans (if any) individually, based on the present value of expected future cash flows, discounted at the loans effective interest rate or, at the loan's observable market price or the fair value of collateral. The statements do not apply to large groups of small balance, homogeneous loans such as residential real estate, installment and consumer loans, that are collectively evaluated for impairment. The adoption of SFAS No. 114 and No.118 resulted in no prospective adjustment to the allowance for loan losses.

     SFAS No. 91, Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, states that loan fees and certain direct loan origination costs are normally deferred and the net fee or cost is recognized as an adjustment to interest income using the interest method, over the contractual life of the loans, adjusted for

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            March 31, 1998 and 1997

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     5.  Loans Receivable - continued

     estimated prepayments based on the Company's historical prepayment experience. Commitment fees and costs relating to commitments whose likelihood of exercise is remote should be recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise should be recognized over the life of the loan as an adjustment of yield. Loan fees and certain direct loan origination costs are not deferred at the Company, however, due to immateriality. These fees are recognized in the period collected. The Company does not charge commitment fees.

     Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

     The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

     6.  Premises and Equipment

     Premises and equipment are reported at cost. Expenditures for acquisitions, renewals, and betterments are capitalized, whereas maintenance and repair costs are expensed as incurred. When equipment is retired or otherwise disposed of, the appropriate accounts are relieved of costs and accumulated depreciation and any resultant gain or loss is credited or charged to income.

     Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives on a straight-line basis. The estimated lives used in determining depreciation vary from five (5) to thirty-one and one-half (31.5) years.

     7.  Income Taxes

     Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of investments, allowance for loan losses, and the use of the modified cash basis for income tax reporting purposes. The deferred tax assets and liabilities assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company and its subsidiary file consolidated federal and separate state income tax returns. Income taxes are allocated to the Company and its Subsidiary as though separate federal tax returns are being filed.

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            March 31, 1998 and 1997

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     8.  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the estimated losses on loans and foreclosed real estate, if any. Management obtains independent appraisals for significant properties.

     While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

    9.   Fair Value of Financial Instruments

     Effective April 1, 1995 the Company implemented Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, which requires disclosure of fair market value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

         Cash and cash equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

         Time deposits: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            March 31, 1998 and 1997

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    9.   Fair Value of Financial Instruments - continued

         Investment securities including trading account securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate real estate) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

         Deposits: The fair values disclosed for demand deposits (for example, interest-bearing passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

         Advance payments by borrowers for taxes and insurance (escrows): The carrying amount of escrow accounts approximate fair value.

         Accrued interest: The carrying amounts of accrued interest approximate the fair values.

         Loan commitments: Fees charged for commitments to extend credit are not significant and are offset by associated credit risk with respect to certain amounts expected to be funded. Accordingly, the fair value of the financial instruments is immaterial.

    10.  Statements of Cash Flows

     The Company considers all cash and amounts due from depository institutions and interest-bearing deposits in other banks to be cash equivalents for purposes of the statements of cash flows.

    11.   Interest Rate Risk

     The Bank is engaged principally in providing first mortgage loans (both adjustable rate and fixed rate mortgage loans) and consumer loans to individuals (See Note C for the composition of the loan portfolio at March 31, 1998 and 1997). Mortgage and consumer loans and investment securities are funded primarily with short-term liabilities which have interest rates that vary with market rates over time. Net interest income and the market value of net interest-earning assets will fluctuate based on changes in interest rates and changes in the levels of interest-sensitive assets and liabilities. The actual duration of interest-earning assets and interest-bearing liabilities may differ significantly from the stated duration as a result of prepayment, early withdrawals, and similar factors.

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1998 and 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    12.   Employee Stock Ownership Plan

     The cost of common shares issued to the ESOP but not yet allocated to participants is presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to paid-in capital.

     Shares are considered outstanding for earnings per share calculations as they are committed to be released; unallocated shares are not considered outstanding.

    13.   Earnings Per Common Share

     Earnings per common share is computed under the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Amounts reported as Earnings per Common Share for year ended March 31, 1998 reflect the earnings available to common stockholders from the conversion date through March 31, 1998 divided by the weighted average number of common shares outstanding.

    14.  Reclassification

     Certain 1997 accounts have been reclassified to conform with the 1998 presentation.

NOTE B - INVESTMENT AND MORTGAGED-BACKED SECURITIES

     Investment and mortgage-backed securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values are as follows:

     Securities held-to-maturity

                                      March 31, 1998                                          March 31, 1997
                    ----------------------------------------------------     -----------------------------------------------------
                                   Gross         Gross                                       Gross         Gross
                   Amortized    Unrealized     Unrealized        Fair        Amortized    Unrealized     Unrealized       Fair
                      Cost         Gains         Losses          Value         Cost          Gains         Losses         Value
                   ---------     ---------      ---------      ---------     ---------     ---------      ---------      ---------
U.S.
government
and federal
agencies ....      $    --       $    --        $    --        $    --       $ 200,000     $    --        $  (3,243)     $ 196,757


Mortgage-
backed (GNMA)
securities ..         74,080          --           (2,431)        71,649       257,096          --           (9,309)       247,787
                   ---------     ---------      ---------      ---------     ---------     ---------      ---------      ---------
                   $  74,080     $    --        $  (2,431)     $  71,649     $ 457,096     $    --        $ (12,552)     $ 444,544
                   ---------     ---------      ---------      ---------     ---------     ---------      ---------      ---------
                   ---------     ---------      ---------      ---------     ---------     ---------      ---------      ---------

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1998 and 1997


NOTE B - INVESTMENT AND MORTGAGED-BACKED SECURITIES - Continued

     Securities available-for-sale

                                      March 31, 1998                                           March 31, 1997
                   -----------------------------------------------------     ------------------------------------------------------
                                   Gross          Gross                                      Gross         Gross
                   Amortized     Unrealized     Unrealized       Fair        Amortized    Unrealized     Unrealized       Fair
                      Cost         Gains          Losses         Value         Cost          Gains         Losses         Value
                   ---------     ---------      ---------      ---------     ---------     ---------      ---------      ---------
U.S.
government
and federal
agencies ..      $1,098,880     $    5,036     $     --      $1,103,916     $  399,172     $     --      $   (1,379)     $  397,793
                 ---------      ----------     ---------     ----------     ----------     ---------     ----------      ----------
                 ---------      ----------     ---------     ----------     ----------     ---------     ----------      ----------

     The following is a summary of maturities of securities held-to-maturity and available-for-sale as of March 31, 1998:

                                        Securities held-to-maturity    Securities available-for-sale
                                        ---------------------------    -----------------------------
                                         Amortized                      Amortized
                                           Cost         Fair Value         Cost         Fair Value
                                        ----------      ----------      ----------      ----------
Amounts maturing in:
One year or less .................      $     --        $     --        $  299,959      $  300,781
After one year through five years             --              --           398,921         404,407
After five years through ten years            --              --           400,000         398,728
After ten years ..................          74,080          71,649            --              --
                                        ----------      ----------      ----------      ----------
                                        $   74,080      $   71,649      $1,098,880      $1,103,916
                                        ----------      ----------      ----------      ----------
                                        ----------      ----------      ----------      ----------


     The amortized cost and fair value of mortgage-backed securities are presented in the held-to-maturity category by contractual maturity in the preceding table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

     In 1997, debt securities with an amortized cost of $200,000 were transferred from available-for-sale to held-to-maturity and equities with a fair market value of $69,324 were transferred from available-for-sale to trading account securities. The equity securities had an unrealized gain of $67,056 which was recognized in net income during 1997. There were no securities transferred between classifications during 1998.

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1998 and 1997


NOTE C - LOANS RECEIVABLE, NET

     The Company's loans receivable are summarized as follows:

                                                                                                   March 31,
                                                                                           1998               1997
                                                                                      ------------       ------------
    Conventional first mortgages on real estate (1-4 family) ...................      $  8,686,915       $  7,185,096
    Property improvement loans .................................................            15,566             29,871
    Loans to depositors, secured by savings ....................................           101,744            228,942
    Consumer loans .............................................................         3,818,123          1,558,002
    Commercial .................................................................         1,139,794            587,418
                                                                                      ------------       ------------
                                                                                        13,762,142          9,589,329

    Allowance for loan losses ..................................................          (122,000)          (110,000)
    Loans in process ...........................................................              --              (87,117)
                                                                                      ------------       ------------
                                                                                      $ 13,640,142       $  9,392,212
                                                                                      ------------       ------------
                                                                                      ------------       ------------


An analysis of the allowance for loan losses is as follows:

                                                                                                   March 31,
                                                                                            1998               1997
                                                                                      ------------       ------------
    Balance, beginning of year .................................................      $    110,000       $     32,000
    Loans charged off ..........................................................              --                 --
    Recoveries .................................................................              --                 --
    Provision for losses .......................................................            12,000             78,000
                                                                                      ------------       ------------
    Balance, end of year .......................................................      $    122,000       $    110,000
                                                                                      ------------       ------------
                                                                                      ------------       ------------


     The Company has no commitments to loan additional funds to the borrowers whose loans have been modified.

     In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings, with its employees, officers, directors, and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Company. Loans to such borrowers are summarized as follows:

Balance, beginning of year ............................               $ 191,919
Additions .............................................                   3,700
Payments ..............................................                  (7,013)
Change in status ......................................                 (35,811)
                                                                      ---------
Balance, end of year ..................................               $ 152,795
                                                                      ---------
                                                                      ---------

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1998 and 1997


NOTE D - STOCK IN FEDERAL HOME LOAN BANK OF NEW YORK

     The Company has its savings shares insured by the Federal Savings and Loan Insurance Corporation. The Federal Home Loan Bank requires all participating savings and loan associations to purchase Federal Home Loan Bank stock in an amount equal to one percent (1%) of outstanding first mortgage loans.

NOTE E - ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable is summarized as follows:


                                                                                                        March 31,
                                                                                                  1998               1997
                                                                                              ------------       ------------
         Loans                                                                                $     74,919     $     30,783
         Mortgage-backed securities                                                                    507              826
         Investments and other                                                                      10,717            7,021
                                                                                              ------------     ------------
                                                                                              $     86,143     $     38,630
                                                                                              ------------     ------------
                                                                                              ------------     ------------
NOTE F - PREMISES AND EQUIPMENT

     A summary of the Company's premises and equipment is as follows:

                                                                                                        March 31,
                                                                                                  1998               1997
                                                                                              ------------       ------------
         Land and building                                                                    $     58,405     $     14,000
         Improvements                                                                              128,721          128,425
         Equipment                                                                                 118,628          103,018
                                                                                              ------------     ------------
                                                                                                   305,754          245,443
         Less accumulated depreciation                                                             108,520           90,064
                                                                                              ------------     ------------
                                                                                              $    197,234     $    155,379
                                                                                              ------------     ------------
                                                                                              ------------     ------------
     Depreciation expense for 1998 and 1997 was $18,456 and $11,570, respectively.

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1998 and 1997


NOTE G - DEPOSITS

     Deposit account balances at March 31, 1998 and 1997, are summarized as follows:


                                                                                        March 31,
                                                                           1998                            1997
                                                                   ------------------             --------------------
                                                                   Amount           %             Amount             %
                                                                   ------           -             ------             -
         Balance by interest rate:
              Interest-bearing checking accounts             $      233,742        1.60%      $      235,154        2.30%
              Non-interest bearing checking accounts                225,564        1.54%             297,578        2.91%
              Passbook accounts                                   3,583,967       24.50%           3,584,228       35.01%
              Certificates of deposit                            10,585,583       72.36%           6,120,341       59.78%
                                                             ---------------      ------      ---------------      ------

                                                             $   14,628,856      100.00%      $   10,237,301      100.00%
                                                             ---------------      ------      ---------------      ------
                                                             ---------------      ------      ---------------      ------

     The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $725,000 and $307,000 at March 31, 1998 and 1997, respectively. Deposit amounts in excess of $100,000 are not Federally insured.

     At March 31, 1998 scheduled maturities of certificates of deposit are as follows:

              March 31,    1999                                                              $     4,707,520
                           2000                                                                    3,686,654
                           2001                                                                    1,575,061
                           2002 and thereafter                                                       616,348
                                                                                             ---------------

                                                                                             $    10,585,583
                                                                                             ---------------
                                                                                             ---------------

     Interest expense for 1998 and 1997 was $2,782 and $594, respectively for interest-bearing checking accounts, $117,855 and $108,654, respectively for passbook accounts, and $605,351 and $217,359, respectively for certificates of deposit.

NOTE H - INCOME TAXES

     The Company files federal and state income tax returns on a calendar year basis. If certain conditions are met in determining taxable income, the Company is allowed a special bad debt deduction based on specified experience formulas. The Company used the experience formula in 1997 and anticipates using the same method in 1998.

     Income tax expense (benefit) is summarized as follows:

         Federal
              Current                                                                            $     6,000    $    (9,700)
              Deferred                                                                                    --         (5,000)
                                                                                                 -----------    ------------
                                                                                                       6,000        (14,700)
                                                                                                 -----------    ------------

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1998 and 1997


NOTE H - INCOME TAXES - Continued

         State

              Current                                                                            $      (755)   $    (1,600)
              Deferred                                                                                    --         (2,100)
                                                                                                 ------------   ------------
                                                                                                        (755)        (3,700)
                                                                                                 ------------   ------------

                                                                                                 $     5,245    $   (18,400)
                                                                                                 -----------    -----------
                                                                                                 -----------    -----------


     Taxes paid during the years ended March 31, 1998 and 1997, were $17,350 and $17,140, respectively.

     The provision for income taxes (benefit) differs from that computed by applying federal statutory rates to income (loss) before income tax expense, as indicated in the following analysis:


                                                                                                         Year Ended
                                                                                                          March 31,
                                                                                                     1998           1997
                                                                                                     ----           ----
         Expected tax provision (benefit) at 34%                                                $      2,500   $    (18,500)
         State franchise tax                                                                              --          1,000
         Other, net                                                                                    2,745           (900)
                                                                                                ------------   ------------
                                                                                                $      5,245   $    (18,400)
                                                                                                ------------   ------------
                                                                                                ------------   ------------

     Effective tax rate (benefit) for 1998 and 1997 was 34%.

     Deferred tax liabilities have been provided for taxable temporary differences related to unrealized gains on trading account securities and accrued interest receivable. Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan losses, accounts payable, other liabilities and a net operating loss carryforward. The net deferred tax assets (liabilities) in the accompanying statements of financial condition include the following components:


                                                                                                          March 31,
                                                                                                     1998           1997
                                                                                                     ----           ----
         Deferred tax liabilities                                                               $    (50,300)  $    (31,300)
         Deferred tax assets                                                                          57,400         38,400
                                                                                                ------------   ------------
         Net deferred tax assets                                                                $      7,100   $      7,100
                                                                                                ------------   ------------
                                                                                                ------------   ------------

     Included in retained earnings at March 31, 1998 and 1997 is approximately $141,000 in bad debt reserves for which no deferred federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of these reserves for purposes other than tax bad-debt losses or adjustment arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $48,000 at March 31, 1998 and 1997, respectively.

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1998 and 1997


NOTE I - REGULATORY MATTERS

     The Company and the Bank are subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Company and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines involving quantitative measures of the Company and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators and components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of March 31, 1998, that the Company and the Bank meets all capital adequacy requirements to which they are subject.

     As of March 31, 1998, the most recent notification form the OTS, the Company and the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Company will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Company and the Bank's prompt corrective action category.


                                                                                                     To Be Well Capitalized
                                                              For Capital                           Under Prompt Corrective
                                    Actual                  Adequacy Purposes                          Action Provisions
                              ------------------- -------------------------------------    --------------------------------------
                                Amount     Ratio        Amount              Ratio                 Amount              Ratio
                              ------------------- -------------------------------------    --------------------------------------

As of March 31, 1998:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)    $2,166,749  22.3%  greater than $766,300 greater than 8.0%  greater than $970,500 greater than 10.0%
 Tier I Capital
  (to Risk-Weighted Assets)    $2,166,749  22.3%  greater than $388,200 greater than 4.0%  greater than $582,300 greater than 6.0%
 Tier I Capital
  (to Adjusted Total Assets)   $2,166,749  12.9%  greater than $672,400 greater than 4.0%  greater than $840,600 greater than 5.0%
 Tangible Capital
  (to Adjusted Total Assets)   $2,166,749  12.9%  greater than $252,200 greater than 1.5%  greater than $252,200 greater than 1.5%


                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1998 and 1997


NOTE I - REGULATORY MATTERS - Continued


                                                                                                     To Be Well Capitalized
                                                              For Capital                           Under Prompt Corrective
                                    Actual                  Adequacy Purposes                          Action Provisions
                              ------------------- -------------------------------------    --------------------------------------
                                Amount     Ratio        Amount              Ratio                 Amount              Ratio
                              ------------------- -------------------------------------    --------------------------------------
As of March 31, 1997:
 Total Risk-Based Capital
   (to Risk-Weighted Assets)   $ 956,285   16.0%  greater than $ 478,300 greater than 8.0% greater than $597,800 greater than 10.0%
 Tier I Capital
   (to Risk-Weighted Assets)   $ 956,285   16.0%  greater than $ 239,200 greater than 4.0% greater than $358,700 greater than 6.0%
 Tier I Capital
   (to Adjusted Total Assets)  $ 956,285    8.4%  greater than $ 453,000 greater than 4.0% greater than $566,300 greater than 5.0%
 Tangible Capital
   (to Adjusted Total Assets)  $ 956,285    8.4%  greater than $ 169,900 greater than 1.5% greater than $169,900 greater than 1.5%



     On November 13, 1997, the date of the Bank's conversion to a stock institution, the Bank established a liquidation account totaling $956,000. The liquidation account is maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

     During August 1997, OTS conducted a routine safety and soundness on-sight examination of the Bank. During the course of its examination OTS examiners raised a number of concerns and noted certain deficiencies in the Bank's operations. As a result of the examination the Bank voluntarily agreed with OTS not to originate any new consumer or commercial loans and to limit one-to-four family residential loan originations to no more than $200,000 per month, until the Bank corrected the noted deficiencies. Effective February 10, 1998, OTS rescinded these lending restrictions.

NOTE J - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments (see Note L). The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1998 and 1997

NOTE J - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - Continued

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

     The Company has not incurred any losses on its commitments in the years ended March 31, 1998 and 1997.

NOTE K - COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTION

     In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Company.

     The Company had outstanding commitments to originate loans as follows:


                                                March 31, 1998                                   March 31, 1997
                                 -----------------------------------------        ---------------------------------------
                                 Fixed-Rate      Variable-Rate       Total        Fixed Rate      Variable Rate     Total
                                 ----------    ---------------       -----        ----------   -----------------    -----
         First-mortgage        $      --         $      --       $     --       $    244,700     $     90,400     $  335,100
                                ------------      ---------       --------       ------------     ------------     ----------

     The interest rate on outstanding fixed-rate commitments at March 31, 1997, was 8.5%.

     At March 31, 1998, the Company had an unused line of credit with the Federal Home Loan Bank as follows:


         Companion (DRA) Commitment                                          $      788,300
         Overnight line of credit                                                   788,300
                                                                             --------------
                                                                             $    1,576,600
                                                                             --------------
                                                                             --------------


     The Company's line of credit with the Federal Home Loan Bank expires on September 11, 1998.

     Year 2000 Issue

     The Bank has begun to develop a plan to analyze how the Year 2000 will impact its operations. In addition, the Bank has communicated with its significant third-party service provider to determine their Year 2000 compliance readiness and the extent to which the Bank is vulnerable to any third-party Year 2000 issues. Given the Bank's interdependence on purchased software and third-party service providers, the internal costs related to the Bank's Year 2000 efforts will consist primarily of accelerating various hardware and purchased software upgrades which generally would have been incurred in the normal course of business. Management of the Bank does not believe the internal

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1998 and 1997


NOTE K - COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTION -
         Continued

     Year 2000 Issue - continued

     costs to address Year 2000 compliance will have a material adverse impact on future operations other than the impact such event will have on the cost of services provided by its third-party service provider which is unknown at this time. These costs for accomplishing the Bank's plans to complete the Year 2000 modifications and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including continued availability of various resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ from these plans.

     Related Party Transaction

     Customers (borrowers) of the Bank have obtained title insurance from Landmark Title Company. The Company's Chairman of the Board is the sole owner of Landmark Title Company. During the years ended March 31, 1998 and 1997, Landmark Title Company received $17,079 and $509, respectively in title insurance premiums as a result of mortgage closings at the Bank.

NOTE L - FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company financial instruments are as follows:


                                                                              March 31,
                                                           1998                                         1997
                                                  ------------------------                  ----------------------------
                                                  Carrying           Fair                    Carrying              Fair
                                                   Amount            Value                    Amount               Value
                                                 ----------         -------                 ----------            ------
     Financial assets:
         Cash                               $     1,530,236    $    1,530,236           $     709,458    $      709,458
         Trading account securities                      --                --                  69,324            69,324
         Mortgage-backed securities                  74,080            71,649                 257,096           247,787
         Investment securities                    1,103,916         1,103,916                 597,793           594,550
         Loans receivable, net                   13,640,142        13,974,000               9,392,212         9,394,000
         Accrued interest receivable                 86,143            86,143                  38,630            38,630

     Financial liabilities:
         Deposits                                14,628,856        14,725,000              10,237,301        10,188,000
         Advance payments by
           borrowers for taxes
           and insurance                             97,453            97,453                 107,277           107,277


     The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions. The contract or notional amounts of the Company's financial instruments with off-balance-sheet risk are disclosed in Notes K and L and their carrying values

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1998 and 1997

NOTE L - FAIR VALUES OF FINANCIAL INSTRUMENTS - Continued

     represent fair value. No derivatives were held by the Company for trading purposes. It is not practicable to estimate the fair value of Federal Home Loan Bank (FHLB) stock because it is not marketable. The carrying amount of that investment is reported in the statements of financial condition.

NOTE M - CONCENTRATION OF CREDIT

     The majority of the Company's loans have been granted to customers in the Company's market area, which is primarily Canajoharie, New York. Canajoharie is a largely rural area and relies heavily on the agricultural industry and a certain manufacturer. The concentrations of credit by type of loan are set forth in the note on loans receivable (see Note C). The Company, as a matter of policy, does not extend credit to any borrowers in excess of its legal lending limit.

NOTE N - SPECIAL INSURANCE ASSESSMENT RELATING TO THE CAPITALIZATION
         OF THE SAVINGS COMPANY INSURANCE FUND (SAIF)

     During September 1996, Congress enacted legislation to recapitalize the SAIF by a one-time assessment on all SAIF-insured deposits held as of March 1995. This assessment of approximately $43,000 was paid during the year ended March 31, 1997 and included in non-interest expense.

NOTE O - EMPLOYEE STOCK OWNERSHIP PLAN

     Qualified employees of the Company and Bank participate in an Employee Stock Ownership Plan (the ESOP). In connection with the conversion described in Note A1, the ESOP has borrowed from the Company, the proceeds of which were used to acquire 12,160 shares of the Company's common stock. The outstanding loan balance at March 31, 1998 was $117,466. Interest charged on the loan is at the Bank's prime lending rate (8.50% at March 31, 1998). Contributions from the Bank are used by the ESOP to make payments of principal and interest on the loan. Under the terms of the ESOP, contributions are allocated to participants using a formula based upon compensation. Employees of the Company are eligible to participate in the ESOP after one year of service and attainment of twenty-one (21) years of age providing they worked at least 1,000 hours during the prior twelve (12) month period. Participants are fully vested after five years. Because the Company has provided the ESOP's borrowing, the unearned compensation is presented as a reduction of stockholders' equity in the accompanying consolidated balance sheets. On March 31, 1998 and 1997, 205 shares and -0-shares, respectively, were allocated to participants. ESOP contributions to the Bank, representing the fair value of allocated shares, charged to compensation and benefits expense in 1998 and 1997 were approximately $4,134 and $0, respectively. The fair value of the remaining unallocated shares at March 31, 1998 aggregated approximately $152,000.

     Dividends, if any, will be allocated among the participant's accounts and the unallocated shares in accordance with their holdings of the stock on which the dividends were paid. If dividends are used to repay the ESOP borrowings then stock with a fair market value equal to the dividends will be allocated to the Participant's Accounts in lieu of the dividends.

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1998 and 1997

NOTE P - PROSPECTIVE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

      In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting of Comprehensive Income and Statement No. 131, Disclosures About Segments of an Enterprise and Related Information. Both statements are effective for financial statements for periods beginning after December 15, 1997. Statement No. 130 establishes standards for reporting and display of comprehensive income in a full set of general purpose financial statements. An enterprise shall continue to display an amount for net income but will also be required to display other comprehensive income, which includes other changes in equity. Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

     Adoption of these statements is not anticipated to have a significant effect upon the presentation of the Company's financial statements.

NOTE Q - EARNINGS PER COMMON SHARE

     A reconciliation of the numerators and denominators for earnings per common share computations for the years ended March 31, 1998 and 1997 is as follows:


                                                                                      Years Ended March 31,
                                                                                      1998             1997
                                                                                  ------------     -----------
     Basic Earnings Per Share
         Net income (loss) available to common shareholders                       $      7,467     $    (36,072)
                                                                                  ------------     -------------
         Weighted average common shares outstanding                                    139,975               --
                                                                                  ------------     -------------
              Basic Earnings Per Share                                            $        .05     $         --
                                                                                  ------------     -------------
     Earnings Per Share Assuming Dilution
         Net income (loss) available to common shareholders                       $      7,467     $    (36,072)
                                                                                  ------------     -------------
         Weighted average common and dilutive
          potential common shares outstanding                                          139,975               --
                                                                                  ------------     -------------
              Diluted Earnings Per Share                                          $        .05     $         --
                                                                                  ------------     -------------
                                                                                  ------------     -------------


NOTE R - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

     The following condensed statements of financial condition as of March 31, 1998 and 1997 and the condensed statement of operations and statement of cash flows for the two years then ended should be read in conjunction with the Consolidated Financial Statements and related notes.

                     LANDMARK FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             March 31, 1998 and 1997

NOTE R - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS -
         Continued


                                                                  March 31,
                                                             1998         1997
                                                             ----         ----
STATEMENT OF FINANCIAL CONDITION
    Assets:
         Cash                                            $    4,134   $    --
         Investment in and advances to Bank               2,055,221        --
                                                         ----------  ----------
            Total assets                                 $2,059,355   $    --
                                                         ----------  ----------
    Liabilities                                          $     --     $    --
    Stockholders' Equity                                  2,059,355        --
                                                         ----------  ----------
            Total liabilities and stockholders' equity   $2,059,355   $    --
                                                         ----------  ----------
                                                         ----------  ----------



                                                                            Years Ended March 31,
                                                                           1998               1997
                                                                       -----------         ----------
STATEMENT OF OPERATIONS
    Income:
         Income                                                        $    --             $    --
                                                                       -----------         ----------
         Expenses                                                           --                  --
                                                                       -----------         ----------
         Income before income taxes and equity in earnings of Bank          --                  --
                                                                       -----------         ----------
         Provision for income tax expense (benefit)                         --                  --
                                                                       -----------         ----------
         Income before equity in earnings of Bank                           --                  --
                                                                       -----------         ----------
         Equity in earnings of Bank                                        7,467                --
                                                                       -----------         ----------
             Net income                                              $     7,467           $    --
                                                                       -----------         ----------
                                                                       -----------         ----------
STATEMENT OF CASH FLOWS
    Cash flows provided (used) by operating activities:
         Net income                                                  $     7,467           $    --
         Adjustments to reconcile net income to
             net cash used for operating activities

                 Equity in earnings of Bank                               (7,467)               --
                                                                       -----------         ----------
                                                                            --                  --
                                                                       -----------         ----------
    Cash flows provided (used) by investing activities:
         Investment in subsidiary                                     (1,086,433)
         Principal payments on ESOP loan                                   4,134
                                                                       -----------         ----------
                                                                      (1,082,299)
                                                                       -----------         ----------
    Cash flows provided (used) by financing activities:
         Proceeds from the sale of stock, net of issuance cost         1,086,433                --
                                                                       -----------         ----------
             Net increase in cash                                          4,134                --

    Cash, beginning of year                                                 --                  --
                                                                       -----------         ----------
    Cash, end of year                                                $     4,134            $   --
                                                                       -----------         ----------
                                                                       -----------         ----------
